Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, effective as of March 2, 2020 (the “Agreement”), is made by and between ImageWare Systems, Inc., a Delaware corporation (the “Company”), and Kristin Taylor (“Executive”).

WHEREAS, the Executive and Company are currently parties to an Employment Agreement dated March 2, 2020 (the “Original Effective Date”);

WHEREAS, the parties desire to amend and restate the Employment Agreement as more particularly set forth herein, intending that this Agreement supersede the Employment Agreement, and be binding as of the date hereof;

WHEREAS, the Company, its subsidiaries and affiliates (collectively the “Affiliates”) are engaged in the business of developing and providing end-to-end digital identity proofing, authentication and management solutions as a cloud SaaS and on-premises, and are not confined to any geographic area (the “Business”); and

WHEREAS, the Executive is or shall become familiar with confidential information and trade secrets associated with the Business of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                           Employment.

The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in the Agreement for the period that commenced on March 2, 2020 and ending as provided in Section 4 (the “Employment Period”).

Section 2.                           Position and Duties.

(a) During the Employment Period, the Executive shall serve as the President and Chief Executive Officer of the Company, and shall have the usual and customary duties, responsibilities and authority for such position, subject to the power of the Board of Directors of the Company (the “Board”) (i) to expand or limit such duties, responsibilities and authority and (ii) to override the actions of the Executive.

(b) The Executive shall report to the Board and shall devote her best efforts and substantially all of her active business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates. The Executive shall perform her duties and responsibilities to the best of her ability in a diligent and professional manner. During the Employment Period, the Executive shall not engage in any business activity which conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

(c) The foregoing restrictions shall not limit or prohibit the Executive from engaging in passive investment, inactive business ventures and community, charitable and social activities, and other such outside business activities not interfering with the Executive’s performance and obligations hereunder.

(d) During the Employment Period, the Executive may maintain a virtual office and shall have the right to perform her duties remotely, in so far as it is consistent with Company policy.

Section 3.                           Salary and Benefits.

(a) As of February 1, 2021, the Executive’s salary shall be $350,000 per annum (the “Salary”), which Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes. The Executive shall be eligible for merit increases during the Employment Period at a rate typically provided to Chief Executive Officers and/or other senior executives of companies of similar, size, revenues and profits at the sole discretion of the Board and the Compensation Committee of the Board. In no event shall Executive's base salary ever be subject to reduction unless Executive expressly agrees in writing to such reduction.

(b) In addition, during the Employment Period, the Executive shall be entitled to participate in all employee benefit programs from time to time for which senior executive employees of the Company and its Affiliates are generally eligible. The Executive shall be eligible to participate in all insurance plans and receive all insurance benefits available generally from time to time to executives of the Company and its Affiliates. Company agrees that at all times during the term of this Agreement Company shall maintain Directors and Officers Liability Insurance (with a reasonable policy limit based upon typical policy limits for similarly situated companies). Company further agrees that it shall indemnify and defend Executive for any actions taken by Executive in the course and scope of Executive's employment.

(c) In addition to the Salary as set forth above, Executive may be paid an annual bonus not to exceed one times the Executive’s Salary (i.e., up to $350,000), which bonus and its amount shall be solely at the discretion of the Board. Within 60 days of the filing of a Company 10-K or 10-Q in which the auditor’s “going concern” issue has been eliminated for the Company, the Board will negotiate in good faith with Executive to establish performance metrics on which all or portions of such Executive bonus as determined by the Board may be based going forward.

(d) During the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in the course of performing her duties under the Agreement which are consistent with the Company’s and its Affiliates’ policies in effect from time to time with respect to travel, entertainment and other business expenses, subject in all instances to the Company’s requirements with respect to reporting and documentation of such expenses and excluding the Executive’s ordinary commuting expenses.

(e) The Company has adopted a policy of unlimited PTO for its employees. During the Employment Period, the Executive is encouraged to take PTO to provide a respite from the demands of her employment and to provide the opportunity for recovery and restoration in periods of no more than two consecutive weeks at any time, and within timeframes that will not interfere with Executive’s duties and responsibilities to Company.

(f) The Executive shall be issued an option under the Company’s 2020 Plan for twenty seven million (27,000,000) shares of the Company’s issued and outstanding Common Stock (“the Option”) with an exercise price equal to the fair market value of the Company’s common stock as reported on the OTC Markets on the date of the grant, which date shall be determined in the sole discretion of the Board. 10% of the option shall vest immediately upon grant, and the remaining 90% shall vest over the three years beginning March 1, 2021 with a one year cliff. For clarity, 10% shall vest immediately, 30% shall vest on March 1, 2022, and the remaining 60% shall vest ratably at the end of each month over the period from March 1, 2022 thru February 29, 2024. The options shall be governed by an option agreement which shall define the option term as 7 years from initial vesting date, shall allow for net exercise of any vested options at the discretion of the Executive, and shall provide for a post termination exercise (PTE) period of 2 years. The option as described above shall be granted conditioned on the surrender of any and all previously agreed to option or RSU grants to the Executive.

(g) In the event there is a change of control, as defined below, of the Company, then either (1) this Agreement shall continue in full force and effect with appropriate assignment, or (2) Executive may in her discretion choose to accept a new agreement which shall replace this Agreement, or (3) absent such continuation of this Agreement or negotiation of a new agreement acceptable to Executive, she shall have the right to resign with Good Reason as further detailed below.

Change of Control means: (i) a sale or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction; (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of the Company immediately prior to such reverse merger own less than fifty percent (50%) of the Company’s voting power immediately after the transaction; or (iv) at any time after the Company’s first registration statement registering securities of the Company is declared effective, an acquisition by any person, entity or group within the meaning of Section 13(d)or 14(d) of the Exchange Act, or any comparable successor provisions (excluding shareholders of the Company with respect to shares and voting power beneficially held by them as of the date of the Agreement, any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty per cent (50%) of the voting power entitled to vote in the election of directors, excluding from such percentage securities beneficially owned by stockholders of the Company immediately prior to and after such event.

Section 4. Term.

(a) The Employment Period shall be for a period of four (4) years from the Original Effective Date (March 2, 2020), unless earlier terminated upon the Executive’s resignation, death, or disability, or unless otherwise earlier terminated under this Agreement, whether for or without Cause. The last day on which Executive is employed by the Company, whether separation is voluntary or involuntary and is with or without Cause, as defined below, is referred to as the “Termination Date.”

(b) If the Employment Period is terminated by the Company without Cause or there is a change of control (as defined above) without an assignment of this Agreement, then so long as Executive executes (and does not revoke) a release (the “Release”) substantially in the form attached hereto as Exhibit A, Executive shall be entitled to severance payments equal to Executive’s Salary (i.e., $350,000/year) and shall remain enrolled in the Company’s health, dental, and life insurance plans for the lesser of twelve (12) months or the remaining period prior to expiration of the Employment Period (the “Severance Period”), plus Executive shall be entitled to any bonus due as of the effective date of such termination, unless the Executive has breached the provisions of Sections 5 and/or 6 of the Agreement in which case the provisions of Section 9 shall apply. Such payments of the Salary as severance shall be made periodically in the same amounts and at the same intervals as if the Employment Period had not ended and Salary otherwise continued to be paid. If the Employment Period is terminated by reason of the Executive’s Death, the Executive is entitled to the benefits described in this subsection 4(b) however, the Release described above shall not be required.

(c) If the Employment Period is terminated by resignation of Executive for Good Reason (as defined below), then so long as Executive executes (and does not revoke) a release (the “Release”) substantially in the form attached hereto as Exhibit A, Executive shall be entitled to severance payments equal to Executive’s Salary (i.e., $350,000/year) and shall remain enrolled in the Company’s health, dental, and life insurance plans for the lesser of twelve (12) months or the remaining period prior to expiration of the Employment Period (the “Severance Period”), plus Executive shall be entitled to any bonus due as of the effective date of such termination, unless the Executive has breached the provisions of Sections 5 and/or 6 of the Agreement in which case the provisions of Section 9 shall apply. Such payments of the Salary as severance shall be made periodically in the same amounts and at the same intervals as if the Employment Period had not ended and Salary otherwise continued to be paid.

For purposes of this Agreement, "Good Reason" means resignation by the Executive based upon the occurrence without the Executive's express written consent of any of the following: (i) a significant diminution by the Company of the Executive's role with the Company or her title as President and Chief Executive Officer of the Company, or a significant detrimental change in the nature and/or scope of the Executive's status with the Company; (ii) the relocation of the Company’s principal executive office (which is currently at 11440 West Bernardo Court, Suite 300, San Diego, CA 92127) to a location more than 60 miles away from the current address without the express written consent of Executive; (iii) Change of Control in the Company without Executive's consent, which consent shall not be unreasonably withheld; (iv) Assignment of this Agreement without Executive's consent, which consent shall not be unreasonably withheld; (v) reduction of Executive’s Salary without her express written consent except as provided for under Section 3(a), or other material change to the terms and conditions of Executive’s compensation, including incentive compensation; or (vi) any other material breach by the Company of any of the terms and conditions of this Agreement.

(d) If the Employment Period is terminated by the Company for Cause, or by reason of the Executive’s disability or resignation without Good Reason, the Employment Period shall terminate immediately, and Executive shall be entitled to receive her Salary, bonus, and other incentive compensation only to the extent such amount has accrued through the Termination Date.

(e) Except as otherwise required by law (e.g., COBRA) or as specifically provided herein, all of the Executive’s rights to salary, severance, fringe benefits and bonuses hereunder (if any) accruing after the Termination Date shall cease upon the Termination Date. In the event the Executive is terminated by the Company without Cause or by Executive for Good Reason, the sole remedy of the Executive and/or their successors, assigns, heirs, representatives and estate shall be to receive the severance payments described in Sections 4(b) and/or 4(c); provided, however, in the event the Executive is terminated by the Company without Cause or by Executive for Good Reason, all unvested stock options or other incentive equity compensation shall immediately vest notwithstanding such termination.

(f) In the event the Executive is terminated by the Company for Cause or if the Employment Period is terminated by reason of the Executive’s resignation without Good Reason, death or disability, the sole remedy of the Executive and/or her successors, assigns, heirs, representatives and estate shall be to receive the payment (if any) described in Sections 4(b), 4(c) or 4(d), as applicable.

(g) For purposes of the Agreement, “Cause” shall be defined as follows:

i.        an act of fraud, embezzlement, or theft in connection with Executive’s job duties or in the course of Executive’s employment with the Company;

ii.       intentional damage by Executive to Company property;

iii.      unauthorized disclosure by Executive of Company trade secrets or proprietary information;

iv.       violation, including a plea of nolo contendre by Executive of any federal, state, or local law, ordinance, rule, or regulation (other than traffic violations or similar offenses);

v.        any breach by Executive of corporate fiduciary duties owed to the Company;

vi.      failure or refusal by Executive to perform the duties required by the Executive’s position with the Company;

vii.     any material proven violation by the Executive of any of the Company’s standing policies respecting business ethics, or prohibition of sexual harassment; or

viii.    refusal by Executive to assist in litigation, arbitration, or other disputes involving the Company so long as such assistance does not interfere with Executive's ability to perform the duties of her position.

In the event Company believes “Cause” exists for terminating the Agreement pursuant to this Section, the Company shall give the Executive written notice of the acts or omissions under sections “v” and “vi” above constituting “Cause” (“Cause Notice”), and no termination of the Agreement shall be effective unless and until the Employee fails to cure such acts or omissions within fifteen (15) calendar days after receipt of the Cause Notice.

(h) Six months prior to the termination of this Employment Contract, namely on or about September 4, 2023, the Board will begin to work with Executive to negotiate a Contract extension or will advise Executive of intent not to renew.

Section 5.                         Nondisclosure and Nonuse of Confidential Information.

(a) The Executive shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by her, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that the Executive shall give the Company notice of such disclosure and cooperate with the Company in seeking suitable protection. The Executive shall take all reasonably appropriate steps to safeguard Confidential Information within their control and to protect such Confidential Information against disclosure, misuse, espionage, loss and theft. Upon the Company’s request, the Executive shall deliver to the Company on the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof (including electronic and optical copies)) relating to the Confidential Information or the Work Product (as defined below) of the business of the Company or any of its Affiliates which the Executive may then possess or have under their control.

(b) As used in the Agreement, the term “Confidential Information” means information that is not known to the public and that is used, developed or obtained by the Company or any Affiliate in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date hereof) concerning the Company’s or any Affiliate’s (i) business or affairs, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers, clients, suppliers and publishers and customer, client, supplier and publisher lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, (xv) business strategies, acquisition plans and candidates, financial or other performance data and personnel lists and data, and (xvi) all similar and related information in whatever form. Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

Section 6.                        Inventions and Patents.

The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or anticipated products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours or on the premises of the Company or any Affiliate and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as the “Work Product”), belong in all instances to the Company or such Affiliate. The Executive shall promptly disclose to the Board Work Product conceived, developed or made by the Executive after the commencement of the Employment Period. The Executive shall perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

Nothing in this Section 6 shall apply to an invention that Executive developed entirely on her own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (2) result from any work performed by Executive for the Company.

Further, nothing in this Section 6 shall apply to inventions that were owned by Executive prior to her employment with Company (“Excluded Inventions”). Such excluded inventions are listed herein as follows:

●
Influencer Database, a proprietary algorithmic methodology, to weigh and rank the most influential global technical analysts.

Section 7.                        Non-Solicitation.

(a) The Executive agrees not to induce or attempt to induce, or to cause any person or other entity to induce, any person who is an employee of, or consultant to, the Company or any of its Affiliates to leave the employ or service of the Company or such Affiliate for a period of one (1) year after the Termination Date.

(b) The Executive shall inform any prospective or future employer of any and all restrictions contained in the Agreement and provide such employer with a copy of such restrictions (but no other terms of the Agreement), prior to the commencement of that employment.

Section 8.                           Enforcement.

Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of the Agreement. Therefore, in the event of a breach of Sections 5 or 6 of the Agreement, the Company and any of its Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, provisions of Sections 5 or 6 hereof. The Executive agrees not to claim that the Company has adequate remedies at law for a breach of Sections 5 or 6, as a defense against any attempt by the Company to obtain the equitable relief described in this Section 8.

Section 9.                           Severance Payments.

In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if a court of competent jurisdiction pursuant to Section 8 or an arbitrator pursuant to Section 12(e) determines that the Executive violated any provision of the foregoing Section 5, or Section 6, any severance payments then or thereafter due from the Company to the Executive shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such severance payments shall terminate and be of no further force or effect, without limiting or affecting the Executive’s obligations under such Section 5 and Section 6 or the Company’s other rights and remedies available at law or equity.

Section 10.                           Representations and Warranties of the Executive.

The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of the Agreement by the Executive does not and shall not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) except as expressly permitted and disclosed pursuant to Section 2(c) above, the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity that would be breached by performing the Executive’s duties to the Company and (c) upon the execution and delivery of the Agreement by the Company and the Executive, the Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive further represents and warrants that they have not disclosed, revealed or transferred to any third party any of the Confidential Information or any of the Work Product and that they have safeguarded and maintained the secrecy of the Confidentiality Information and of the Work Product to which they have had access or of which they have knowledge. In addition, the Executive represents and warrants that they have no ownership in nor any right to nor title in any of the Confidential Information and the Work Product.

Executive represents and the Company acknowledges that Executive serves on the board of Pure Bioscience, Inc., a bioscience company. Executive represents and Company acknowledges that Executive’s duties to Pure Bioscience, Inc. do not interfere with nor relate to Executive’s duties to Company and no actual or potential conflicts of interests exist. Executive warrants that if at any time during the Employment Period an actual or potential conflict arises, Executive will immediately provide notice of such actual or potential conflict to Company.

Section 11. Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, telecopied to the intended recipient at the telecopy number set forth therefor below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or one (1) business day after deposit with a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to the Company, to: ImageWare Systems, Inc.
Attention: Corporate Secretary
Address: 11400 W. Bernardo Court, Suite 300, San Diego, CA 92127
Telephone: (858) 673-8600 x400
Facsimile: (858) 451-8338

With a copy to:

The Disclosure Law Group, a Professional Corporation
655 West Broadway, Suite 870
San Diego, CA 92101
Attention: Daniel W. Rumsey, Managing Director
Telephone:
Email:

And a copy to:

Current ImageWare Systems, Inc.Compensation Committee Chair at their address of record.

If to the Executive, to the address set forth on the signature page hereto, or such other address as the Executive may have furnished to the Company in writing in accordance herewith. Any such communication shall be deemed to have been delivered and received (a) when delivered, if personally delivered or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail. Instructions or notices of the type described in Section 4(g) may be sent by email to the Executive as long as said email specifically references this Agreement and Section 4(g).

Section 12.                           General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of the Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of the Agreement shall be adjudicated by an arbitrator pursuant to Section 12(e) or a court of competent jurisdiction under Section 8 to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of the Agreement or affecting the validity or enforceability of the Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly interpreted so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly interpreted, without invalidating the remaining provisions of the Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Complete Agreement. The Agreement and those documents expressly referred to herein constitute the entire agreement among the parties and supersede any prior correspondence or documents evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that may have related in any way to the subject matter of the Agreement.

(c) Successors and Assigns. Except as otherwise provided herein, the Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under the Agreement shall not be assigned without the prior written consent of the Company in its sole discretion. The Company may assign the Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise, including a merger of the Company. The rights of the Company hereunder are enforceable by its Affiliates, who are the intended third party beneficiaries hereof. Notwithstanding the foregoing, to the extent the Company assigns this Agreement without Executive's consent, and such consent is reasonably withheld, Executive may resign from her employment for Good Reason as set forth in Section 4(c).

(d) Governing Law. THE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED.

(e) Arbitration. Should any dispute between Company and Executive arise at any time relating to the employment relationship or the Agreement, Company and Executive will confer in good faith to promptly resolve such dispute. Should the parties be unable to resolve the dispute, and should either party wish to pursue the dispute against the other, it is agreed that the dispute will be resolved by final and Binding Arbitration by a neutral arbitrator under the Employment Arbitration Rules of the American Arbitration Association, found at https://www.adr.org/employment. Such arbitration shall be subject to the rules, and procedures and fee schedule in effect at the time the arbitration is requested. The costs of such arbitration shall be born by the Company. Legal fees and legal costs are to be born by each party separately, unless otherwise provided by law. Such arbitration decision shall be in writing and final and binding upon the parties, except that, should a court having jurisdiction find any portion of the Agreement unenforceable, the remainder of the Agreement shall remain in effect. Nothing in this Section 12(e) shall require arbitration of any claims for wrokers’ compensation benefits, claims for unemployment insurance, claims under the National Labor Relations Act, nor any other claim that is not arbitrable under the Federal Arbitration Act.

(f) Amendment and Waiver. The provisions of the Agreement may be amended and waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of the Agreement shall affect the validity, binding effect or enforceability of the Agreement or any provision hereof.

(g) Headings. The section headings contained in the Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement.

(h) Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of the date first set forth above.

IMAGEWARE SYSTEMS, INC.

By:  /s/ James Demitrieus
       James Demitrieus, Outside Director

By:  /s/ Douglas Morgan
        Douglas Morgan, Outside Director

By:  /s/ Lauren C. Anderson
        Lauren C. Anderson, Outside Director

By:  /s/ James W. Sight
        James W. Sight, Outside Director

KRISTIN A. TAYLOR

/s/ Kristin A. Taylor
Kristin A. Taylor

PO Box 9323
Rancho Santa Fe, CA 92067
Address